Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-3ASR No. 333-286230) and the Registration Statement (Form S-8 No. 333-276729) pertaining to the CG Oncology, Inc. 2015 Equity Incentive Plan, CG Oncology, Inc. 2022 Equity Incentive Plan, CG Oncology, Inc. 2024 Equity Incentive Plan, the CG Oncology, Inc. 2024 Employee Stock Purchase Plan of CG Oncology, Inc., and the 2024 Performance Based Restricted Stock Unit Grant of our reports dated February 27, 2026, with respect to the consolidated financial statements of CG Oncology, Inc. and the effectiveness of internal control over financial reporting of CG Oncology, Inc. included in this Annual Report (Form 10-K) for the year ended December 31, 2025.

/s/ Ernst & Young LLP

Irvine, California
February 27, 2026